WRITTEN CONSENT TO ACTION

Of The

BOARD OF DIRECTORS

Of

GLEN ROSE PETROLEUM CORPORATION
(a Delaware Corporation)

The undersigned, being all of the directors of Glen Rose Petroleum Corporation, a Delaware corporation (the "Corporation"), acting pursuant to the authority granted by Section 141(f) of the Delaware General Corporation Law, do hereby adopt the following resolutions by written consent as of March 2, 2010.

Amendment to Bylaws

WHEREAS, the Transaction Documents provide that the Corporation's Bylaws shall be amended to provide that Iroquois Capital Opportunity Fund, LP or its assignee may designated a Nominated Director to require certain approvals of the Nominated Director for certain actions by the Corporation;

WHEREAS, the Transaction Documents provide for Iroquois Capital Opportunity Fund, LP to designate a director to be nominated to the Board of Directors to serve as a Nominated Director as defined by the Corporation's bylaws;

WHEREAS, by unanimous written consent of the Board of Directors, the Bylaws were previously amended On February 25, 2010 to provide that Iroquois Capital Opportunity Fund, LP or its assignee may designated a Nominated Director to require certain approvals of the Nominated Director for certain actions by the Corporation;

WHEREAS, it is proposed that Article III, Section be further amended to add additional language regarding the resignation or other removal of the nominated director;

NOW, THEREFORE, BE IT

RESOLVED, that the Bylaws of the Corporation are amended pursuant to Article X of the Bylaws to revise Section 15 of Article III as follows:

15. NOMINATED DIRECTOR

As referenced in a subscription agreement entered into on February 25, 2010 ("Subscription Agreement") relating to the issuance of Secured Convertible Promissory Notes ("Secured Convertible Promissory Notes") to Iroquois Capital Opportunity Fund, LP and other subscribers, Iroquois Capital Opportunity Fund, LP shall be permitted, upon written notice thereof delivered to the Secretary or other officer of the Corporation (the "Director Nomination Notice"), to nominate one (1) director to the Board of Directors of the Corporation, ("Nominated Director") which director shall begin to serve immediately as a director of the Corporation after the delivery of the Director Nomination Notice and the acceptance of such position by that Nominated Director. The Nominated Director:

(i) shall be appointed through the Director Nomination Notice consistent with this Article III, Section 15 of the Corporation's Bylaws and may not be removed or amended by a vote of the Corporation's common stock shareholders; and

(ii) shall be entitled to one vote in connection with any matter subject to a vote or other approval of such Board of Directors (with each remaining directors entitled to one vote each).

In the event there is any vacancy created by the death, resignation or other removal of the nominated director, including but not limited to the non-re-election and/or non-approval by the Shareholders, Iroquois Capital Opportunity Fund, LP or its assignee of such rights shall have the right to nominate a replacement Nominated Director, which director shall begin to serve immediately as a director of the Corporation and whose directorship shall be subject to election in accordance with the Corporation's and Subsidiary's articles of incorporation at the next held general meeting. The Nominated Director shall be entitled to and shall receive the same compensation, reimbursement, insurance, benefit, protections and rights as the other directors of the Corporation and Subsidiary. The actions and advice of any person serving as a Nominated Director pursuant to this Article III, Section 15 of the Corporation's Bylaws as a director at meetings of a Board of Directors shall be construed to be the actions and advice of that person alone and not be construed as actions of the Iroquois Capital Opportunity Fund, LP, its assignee or any subscriber under the Subscription Agreement. The holders of Common Stock, voting as a separate class, shall be entitled to elect the remaining directors of the Corporation. At least two of the board members of the Corporation elected by the Common Stock holders shall be independent directors.

The Board of Directors may not approve any of the following matters without a vote of a majority of directors with said majority including the Nominated Director if such Nominated Director has been nominated pursuant to this Article III, Section 15 of the Corporation's Bylaws and accepted the appointment:

(i) the Corporation's or Subsidiary's annual budget;

(ii) acquisition or disposition of material assets, outside the ordinary course of business;

(iii) formation or dissolution of the Corporation or a subsidiary of the Corporation;

(iv) expenditure of or incurring of an obligation of $20,000 or more for a single purpose during any consecutive twelve month period unless such expenditure has been approved in a budget approved by the board of directors of the Corporation or Subsidiary ("single purpose" may include an approved general plan of operations relating to oil and gas production and shall not be a reference to the engagement of any single vendor in connection with such approved general plan of operations relating to oil and gas production), provided such expenditure has been approved in a budget approved by the board of directors of the Corporation and Subsidiary, as applicable;

(v) open or close any account with any financial institution;

(vi) initiation or settlement of any litigation, arbitration or judicial proceeding; and

(vii) the issuance of any equity of the Corporation or right to receive or acquire any equity of the Corporation, or modification of any of the foregoing outstanding at any time.

This Article III, Section 15 of the Corporation's Bylaws shall be effective while the Secured Convertible Promissory Notes are outstanding and shall thereafter have no effect.

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and to execute and deliver all other documents and to effect all such other filings or registrations which the officer or officers acting shall determine are necessary or proper to effect the action authorized by these resolutions; and

RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.

[SIGNATURES FOLLOW]

This Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Written Consent.

Dated as of March 2, 2010

DIRECTORS:

____
Paul K. Hickey

____
Theodore D. Williams

____
Andrew Taylor-Kimmins

____
Martin Chopp